 Exhibit 10.35

2018 RESTRICTED SHARE PLAN

IBEX Holdings Limited

2018 RESTRICTED SHARE PLAN

1.             Purpose

The purpose of this 2018 Restricted Share Plan (the “Plan”) of IBEX Holdings Limited, a Bermuda exempted company (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include the Company and any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.             Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Restricted Shares (as defined in Section 5) under the Plan. Each person who is granted Restricted Shares under the Plan is deemed a “Participant.”

3.             Administration and Delegation

3.1           Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Restricted Shares and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Restricted Share agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Restricted Share agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Restricted Shares.

3.2           Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

3.3           Delegation to Officers. Subject to any requirements of applicable law, the Board may delegate to one or more officers of the Company the power to grant Restricted Shares (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Restricted Shares to be granted by such officers, the maximum number of Restricted Shares that the officers may grant, and the time period in which such Restricted Shares may be granted; and provided further, that no officer shall be authorized to grant Restricted Shares to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.             Shares Available for Awards

4.1          Number of Shares; Share Counting.

(a)           Authorized Number of Shares. Subject to adjustment under Section 6, Restricted Shares may be granted under the Plan for up to 2,559,323.13 class B common shares, $0.000111650536 par value per Class B common share, of the Company (the “Class B Common Shares”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)           Share Counting. For purposes of counting the number of shares available for the grant of Restricted Shares under the Plan:

(i)             if any Restricted Share award expires or is forfeited in whole or in part (including as the result of Class B Common Shares subject to such Restricted Share award being repurchased by the Company pursuant to a contractual repurchase right or being forfeited back to the Company), the unused Class B Common Shares covered by such Restricted Share award shall again be available for the grant of Restricted Shares; and

(ii)            Class B Common Shares delivered (by actual delivery or attestation) to the Company by a Participant to (i) purchase Restricted Shares or (ii) satisfy tax withholding obligations with respect to Restricted Shares (including shares retained from the Restricted Share award creating the tax obligation) shall be added back to the number of shares available for the future grant of Restricted Shares.

4.2           Substitute Awards. In connection with a merger, amalgamation, scheme of arrangement, consolidation or similar transaction of an entity with the Company or, the acquisition by the Company of property or stock or shares of an entity, the Board may grant Restricted Shares awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Restricted Share awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Restricted Share awards contained in the Plan. Substitute Restricted Share awards shall not count against the overall share limit set forth in Section 4(a)(1).

5.             Restricted Shares

5.1           General. The Board may grant Restricted Share awards entitling recipients to acquire Class B Common Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such Restricted Shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Restricted Share award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Restricted Share award.

5.2           Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

5.3           Additional Provisions Relating to Restricted Shares.

(a)           Dividends. Unless otherwise provided in the applicable Restricted Share award agreement, any dividends (whether paid in cash, shares or property) declared and paid by the Company with respect to Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Restricted Shares.

(b)           Share Certificates. The Company may require that any share certificates issued in respect of Restricted Shares, as well as dividends or distributions paid on such Restricted Shares, shall be deposited in escrow by the Participant, together with a share power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

6.             Adjustments for Changes in Class B Common Shares and Certain Other Events

6.1           Changes in Capitalization. In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Class B Common Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), and (iii) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Shares, shall be equitably adjusted by the Company (or substituted Restricted Share awards may be made, if applicable) in the manner determined by the Board.

6.2           Reorganization Events.

(a)           Definition. A “Reorganization Event” shall mean: (a) any merger, amalgamation, scheme of arrangement, consolidation or similar transaction of the Company with or into another entity as a result of which all of the Class B Common Shares of the Company are converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Class B Common Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(b)           Consequences of a Reorganization Event on Restricted Shares. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Shares shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class B Common Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Shares; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

7.            General Provisions Applicable to Restricted Share Awards

7.1          Transferability of Restricted Share Awards. Restricted Share awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, that, except with respect to Restricted Share awards subject to Section 409A of the Code, the Board may permit or provide in a Restricted Share award for the gratuitous transfer of the Restricted Share award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Class B Common Shares subject to such Restricted Share award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Restricted Share award, and all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 7(a) shall be deemed to restrict a transfer to the Company.

7.2          Documentation. Each Restricted Share award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Restricted Share award may contain terms and conditions in addition to those set forth in the Plan.

7.3          Board Discretion. Except as otherwise provided by the Plan, each Restricted Share award may be made alone or in addition or in relation to any other Restricted Share award. The terms of each Restricted Share award need not be identical, and the Board need not treat Participants uniformly.

7.4          Termination of Status. The Board shall determine the effect on a Restricted Share award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Restricted Share award.

7.5          Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver share certificates or otherwise recognize ownership of Class B Common Shares under a Restricted Share award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on vesting or release from forfeiture of a Restricted Share award or at the same time as payment of the purchase price, unless the Company determines otherwise. If provided for in a Restricted Share award or approved by the Committee, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Class B Common Shares, including shares retained from the Restricted Share award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Committee, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain Class B Common Shares having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of Class B Common Shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Restricted Share award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

7.6          Amendment of Award. Except as otherwise provided in Section 8(d) with respect to actions requiring shareholder approval, the Board may amend, modify or terminate any outstanding Restricted Share award, including but not limited to, substituting therefor another Restricted Share award or changing the date of realization. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 6.

7.7          Conditions on Delivery of Shares. The Company will not be obligated to deliver any Class B Common Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Restricted Share award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or, regulations, or the terms of the applicable Restricted Share award.

7.8          Acceleration. The Board may at any time provide that any Restricted Share award shall become immediately free from some or all restrictions or conditions.

8.            Miscellaneous

8.1          No Right To Employment or Other Status. No person shall have any claim or right to be granted a Restricted Share award by virtue of the adoption of the Plan, and the grant of a Restricted Share award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Restricted Share award.

8.2          No Rights As Shareholder; Clawback Policy. Subject to the provisions of the applicable Restricted Share award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Class B Common Shares to be issued with respect to a Restricted Share award until becoming the record holder of such shares. In accepting a Restricted Share award under the Plan, a Participant agrees to be bound by any clawback policy the Company has in effect or may adopt in the future.

8.3          Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”). No Restricted Share awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the Effective Date or (ii) the date the Plan was approved by the Company’s shareholders, but Restricted Share awards previously granted may extend beyond that date.

8.4          Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require shareholder approval under the rules of any exchange or marketplace on which the Company’s shares are then listed or traded may be made effective unless and until the Company’s shareholders approve such amendment. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 8(d) shall apply to, and be binding on the holders of, all Restricted Share awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Restricted Share award shall be made that is conditional upon shareholder approval of any amendment to the Plan unless the Restricted Share award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Class B Common Shares) prior to such shareholder approval.

8.5          Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

8.6          Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Restricted Share award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

8.7          Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Memorandum of Association or Bye-laws, by contract, as a matter of law, or otherwise including pursuant to the Bermuda Companies Act, or under any other power that the Company may have to indemnify or hold harmless each such person.

8.8          Governing Law. The provisions of the Plan and all Restricted Share awards made hereunder shall be governed by and interpreted in accordance with the laws of Bermuda, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than Bermuda.